GRAINGER REPORTS RECORD RESULTS FOR THE 2011 THIRD QUARTER
Raises 2011 EPS guidance range to $8.80 - $9.00

Quarterly Highlights

•	Sales of $2.1 billion, up 11 percent

•	Operating earnings of $303 million, up 21 percent

•	Net earnings of $182 million, up 21 percent

•	EPS of $2.51, up 22 percent

•	Pretax ROIC* of 34.3 percent versus 30.2 percent in Q3 2010

CHICAGO, October 18, 2011 - Grainger (NYSE: GWW) today reported record results for the 2011 third quarter ended September 30, 2011. Sales of $2.1 billion increased 11 percent versus $1.9 billion in the third quarter 2010. The 2011 third quarter had the same number of selling days (64) as the third quarter of 2010. Net earnings for the quarter increased 21 percent to $182 million versus $150 million in 2010. Earnings per share increased 22 percent to $2.51 versus $2.06 for the third quarter 2010.

The third quarter of 2010 included a non-cash benefit of $5 million after-tax, or $0.07 per share, from changes to the company's paid time off policy. Excluding this item, earnings per share increased 26 percent versus the 2010 third quarter.

“This was an exceptional quarter for Grainger,” said Chairman, President and Chief Executive Officer Jim Ryan. “We saw consistent, double-digit, sales growth each month of the quarter and delivered strong earnings growth and cash flow. Grainger's ability to help customers do more with less has been key to our success. Our growth drivers such as product line expansion, eCommerce, inventory management services and sales force expansion are paying off and helping us gain share. Given our strong performance to date, we are aggressively investing in these proven growth drivers to help meet customers' needs, create competitive advantage and grow the business.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings (annualized based on sales days) divided by net working assets (a 4-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $316.1 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $342.1 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

“Given our strong operating performance to date, and the inclusion of Fabory starting in September,” Ryan continued, “we have raised our 2011 sales growth guidance to a range of 11 to 12 percent and increased our expected earnings per share guidance to a range of $8.80 to $9.00.” The company's EPS guidance excludes the expected $5 million after-tax gain on the sale of its minority ownership position in MRO Korea, announced on October 11, 2011. The company's previous guidance, effective July 19, 2011, projected sales growth of 9 to 10 percent and earnings per share in the range of $8.40 to $8.70.

On August 31, 2011, Grainger completed the acquisition of Fabory Group. Fabory is a leading European distributor of fasteners and related MRO products serving 120,000 customers with more than 80,000 products in 14 countries. Effective September 1, 2011, results of Fabory's operations are included in Grainger's consolidated results. Fabory is expected to be earnings neutral in 2011 and accretive to earnings in 2012.

Grainger's 11 percent sales growth for the third quarter consisted of 8 percent volume growth, 3 percentage points from price, 2 percentage points from acquisitions and 1 percentage point from foreign exchange. Sales growth for the quarter was negatively affected by 3 percentage points due to sales in 2010 related to the oil spill clean up in the Gulf of Mexico. On a daily basis, sales increased 10 percent in July, 10 percent in August and 14 percent in September. Excluding Fabory, sales on a daily basis in September grew 10 percent.

For the quarter, company operating earnings of $303 million increased 21 percent, driven primarily by sales volume and higher gross profit margins, partially offset by operating expenses growing faster than sales, up 13 percent. Excluding the $8 million pre-tax benefit from the change in paid time off policy in 2010, company operating expenses grew 12 percent and operating earnings increased 25 percent.

Grainger has two reportable business segments, the United States and Canada, which represent approximately 94 percent of company year-to-date sales. The remaining operating units (Europe (Fabory), Japan, Mexico, Colombia, India, China, Puerto Rico and Panama) are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent in the 2011 third quarter, driven by a 7 percentage point contribution from volume and 3 percentage points from price, offset by a 3 percentage point drag due to sales in 2010 related to the Gulf of Mexico oil spill. Daily sales increased 5 percent in July, 8 percent in August and 7 percent in September. Sales related to the 2010 oil spill created a 3 percentage point drag in July, August and September, respectively. Sales to all customer end-markets, except for reseller, were up in the quarter, led by heavy manufacturing, which increased in the mid-teens. The reseller end-market was down in the low twenties due to strong sales in 2010 related to the oil spill.

Operating earnings in the United States segment increased 15 percent versus the 2010 third quarter. The increase in operating earnings was primarily the result of higher sales and improved gross profit margins. Gross profit margins for the quarter increased 180 basis points driven primarily by price increases exceeding product cost increases and positive selling mix. Operating expenses increased 9 percent, 7 percent excluding the 2010 paid time off benefit, and were driven by higher volume and growth-related spending on eCommerce, advertising, the opening of a new distribution center and the addition of sales representatives.

Canada
Sales for the Acklands-Grainger business in the quarter increased 23 percent in U.S. dollars versus the 2010 third quarter. In local currency, sales increased 16 percent for the quarter, driven by 14 percentage points from volume and 2 percentage points from acquisitions. Daily sales in local currency increased 18 percent in July, 14 percent in August and 15 percent in September. Sales in Canada benefited from strength in the heavy manufacturing, retail/wholesale, transportation, and agriculture and mining customer end-markets.

Operating earnings in Canada increased 72 percent for the 2011 third quarter, 63 percent in local currency. The increase in operating earnings was primarily due to higher sales and a 30 basis point increase in gross profit margins. Positive operating expense leverage from continued cost management also contributed to the improvement in operating performance.

Other Businesses
Sales for the Other Businesses, which include Europe (Fabory), Japan, Mexico, Colombia, India, China, Puerto Rico and Panama, increased 66 percent versus prior year, due primarily to the Fabory acquisition and strong growth in Japan and Mexico. Although smaller in size, the remaining businesses also posted strong sales growth in the quarter.

Operating earnings for Other Businesses were $11 million for the third quarter of 2011 compared to $4 million a year ago. The improvement was primarily driven by strong earnings growth in Japan and Mexico, coupled with lower operating losses in China. Earnings from Fabory in the month of September also contributed to the earnings growth for the Other Businesses in the quarter.

Other
Interest expense net of interest income was $2.0 million versus $1.6 million the prior year. The increase was primarily attributable to interest on the new debt of €120 million used to finance part of the Fabory acquisition. Grainger's effective income tax rates were 38.7 percent and 39.4 percent for the third quarter of 2011 and 2010, respectively. The 2011 effective rate is lower than the prior year's rate primarily due to higher earnings in foreign jurisdictions with lower tax rates.

Cash Flow
Operating cash flow was $251 million for the 2011 third quarter versus $206 million in the third quarter of 2010. Capital expenditures were $47 million in the quarter compared to $43 million in the prior year quarter. Dividends paid in the 2011 third quarter were $47 million. The company purchased 360,000 shares of stock in the 2011 third quarter and has approximately 7.3 million shares remaining under the current repurchase authorization.

Year to Date
For the nine months ended September 30, 2011, sales of $6.0 billion increased 12 percent, or 11 percent on a daily basis, versus the nine months ended September 30, 2010. Net earnings increased 35 percent to $510 million versus $379 million in the first nine months of 2010. Earnings per share for the nine months increased 38 percent to $7.03 versus $5.10 for 2010. The first nine months of 2011 included a $0.12 per share benefit from the settlement of tax examinations related to 2007 and 2008. In the first nine months of 2010, there were two unusual non-cash items; a $0.24 per share benefit from changes to the company's paid time off policy and a $0.15 per share expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, which resulted in a net benefit of $0.09 per share for the nine months ended September 30, 2010. Excluding unusual items in both years, earnings per share for the first nine months of 2011 increased 38 percent versus 2010.

W.W. Grainger, Inc., with 2010 sales of $7.2 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with an expanding presence in Europe, Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger's performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “helping us gain share”, “proven growth drivers”, “sales growth guidance”, “expected earnings per share guidance”, “guidance range”, “projected” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications	SVP, Communications & Investor Relations
& Public Affairs	847/535-0409
847/535-4339

Robb Kristopher	William Chapman
Director, Media Relations	Director, Investor Relations
847/535-0879	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$2,114,647	$1,899,412	$6,001,281	$5,355,462
Cost of merchandise sold	1,201,648	1,109,688	3,396,274	3,112,910
Gross profit	912,999	789,724	2,605,007	2,242,552

Warehousing, marketing and administrative expenses	609,959	538,451	1,774,071	1,593,479
Operating earnings	303,040	251,273	830,936	649,073

Other income and (expense)
Interest income	553	324	1,560	845
Interest expense	(2,579)	(1,954)	(6,437)	(6,204)
Equity in net income (loss) of unconsolidated entity	129	(6)	261	(257)
Other non-operating income and (expense)	(684)	207	(871)	173
Total other (expense)	(2,581)	(1,429)	(5,487)	(5,443)

Earnings before income taxes	300,459	249,844	825,449	643,630

Income taxes	116,412	98,547	310,745	263,249

Net earnings	184,047	151,297	514,704	380,381

Net earnings attributable to noncontrolling interest	1,926	892	4,765	1,726

Net earnings attributable to W.W. Grainger, Inc.	$182,121	$150,405	$509,939	$378,655

Earnings per share -Basic	$2.56	$2.10	$7.18	$5.19
-Diluted	$2.51	$2.06	$7.03	$5.10
Average number of shares outstanding -Basic	69,846	69,924	69,622	71,384
-Diluted	71,280	71,168	71,105	72,638

Diluted Earnings Per Share
Net earnings as reported	$182,121	$150,405	$509,939	$378,655
Earnings allocated to participating securities	(3,285)	(3,447)	(9,953)	(8,294)
Net earnings available to common shareholders	$178,836	$146,958	$499,986	$370,361
Weighted average shares adjusted for dilutive securities	71,280	71,168	71,105	72,638
Diluted earnings per share	$2.51	$2.06	$7.03	$5.10

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales
United States	$1,715,120	$1,608,058	$4,878,582	$4,513,623
Canada	248,398	202,162	747,683	604,153
Other Businesses	168,251	101,603	420,768	273,342
Intersegment sales	(17,122)	(12,411)	(45,752)	(35,656)
Net sales to external customers	$2,114,647	$1,899,412	$6,001,281	$5,355,462

Operating earnings
United States	$302,858	$262,803	$829,866	$695,445
Canada	25,016	14,522	78,194	33,534
Other Businesses	10,551	4,412	25,576	6,264
Unallocated expense	(35,385)	(30,464)	(102,700)	(86,170)
Operating earnings	$303,040	$251,273	$830,936	$649,073

Company operating margin	14.3%	13.2%	13.8%	12.1%
ROIC* for Company			34.3%	30.2%
ROIC* for United States			48.7%	43.2%
ROIC* for Canada			20.3%	10.4%
*See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At September 30,
Assets	2011	2010
Cash and cash equivalents (1)	$360,663	$286,508
Accounts receivable – net (2)	944,984	784,922
Inventories (3)	1,114,291	935,219
Prepaid expenses and other assets	108,127	81,048
Deferred income taxes	49,629	59,860
Total current assets	2,577,694	2,147,557
Property, buildings and equipment - net	1,007,623	942,354
Deferred income taxes	102,902	89,632
Goodwill (4)	546,701	374,785
Other assets and intangibles – net (4)	315,725	234,909
Total assets	$4,550,645	$3,789,237
Liabilities and Shareholders’ Equity
Short-term debt	$63,580	$41,877
Current maturities of long-term debt (5)	230,430	35,775
Trade accounts payable	447,687	402,568
Accrued compensation and benefits	193,022	168,305
Accrued contributions to employees’ profit sharing plans	125,206	109,912
Accrued expenses	148,872	120,711
Income taxes payable	15,811	16,112
Total current liabilities	1,224,608	895,260
Long-term debt (5)	313,416	427,495
Deferred income taxes, tax uncertainties and derivative instruments	114,872	71,324
Accrued employment-related benefits	266,244	246,629
Shareholders' equity (6)	2,631,505	2,148,529
Total liabilities and shareholders’ equity	$4,550,645	$3,789,237

(1)	Cash and cash equivalents increased $74 million, or 26%, due primarily to less share repurchase activity and higher earnings.
(2)	Accounts receivable increased $160 million, or 20%, primarily due to higher sales and the Fabory Group acquisition.
(3)	Inventories increased $179 million, or 19%, due to higher purchases during 2011 in response to the higher sales volume and the Fabory Group acquisition.
(4)	Goodwill and intangibles increased primarily due to the Fabory Group acquisition.
(5)
The balance of the term loan is due within one year resulting in an increase in current maturities of long-term debt with the offsetting decrease in the long-term debt balance. The decrease in long-term debt was partially offset by new debt incurred as part of the Fabory Group acquisition.

(6)	Common stock outstanding as of September 30, 2011 was 69,747,589 shares as compared with 69,061,513 shares at September 30, 2010.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$514,704	$380,381
Provision for losses on accounts receivable	5,019	5,912
Deferred income taxes and tax uncertainties	(6,765)	(26,179)
Depreciation and amortization	103,573	109,223
Stock-based compensation	41,538	38,167
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(138,726)	(153,807)
Inventories	(55,527)	(30,460)
Prepaid expenses and other assets	23,103	36,015
Trade accounts payable	59,193	97,473
Other current liabilities	(17,814)	7,996
Current income taxes payable	9,715	8,970
Accrued employment-related benefits cost	22,012	23,775
Other – net	(54)	(5,495)
Net cash provided by operating activities	559,971	491,971
Cash flows from investing activities:
Additions to property, buildings and equipment – net of dispositions	(123,840)	(64,867)
Net cash paid for business acquisitions and other investments	(348,251)	(51,644)
Net cash used in investing activities	(472,091)	(116,511)
Cash flows from financing activities:
Net increase in short-term debt	15,652	7,097
Net increase (decrease) in long-term debt	101,817	(25,784)
Proceeds from stock options exercised	52,837	68,325
Excess tax benefits from stock-based compensation	31,575	19,249
Purchase of treasury stock	(101,382)	(504,375)
Cash dividends paid	(132,719)	(114,128)
Net cash used in financing activities	(32,220)	(549,616)
Exchange rate effect on cash and cash equivalents	(8,451)	793
Net change in cash and cash equivalents	47,209	(173,363)
Cash and cash equivalents at beginning of year	313,454	459,871
Cash and cash equivalents at end of period	$360,663	$286,508

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